UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

___________________________

FORM 8-K

Current Report
Dated February 5, 2019

of

AGCO CORPORATION

A Delaware Corporation
IRS Employer Identification No. 58-1960019
SEC File Number 1-12930

4205 River Green Parkway
Duluth, Georgia 30096
(770) 813-9200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.    Results of Operations and Financial Condition.

On February 5, 2019, AGCO Corporation issued a press release reporting its financial results for the fourth quarter and year ended December 31, 2018. A copy of the press release is attached hereto as Exhibit 99.1.

In the press release, AGCO uses non-GAAP financial measures. For purposes of SEC Regulation G, a “non-GAAP financial measure” is a numerical measure of a registrant’s historical or future performance, financial position or cash flows that excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of income, balance sheet or statement of cash flows of the issuer; or includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. Non-GAAP financial measures should not be considered as alternatives to operating income, net income, net income per share, net sales and cash flows from operating activities as computed under GAAP for the applicable period. AGCO has included, as part of the press release, a reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financial measure.

AGCO provides income from operations, net income and net income per share amounts that have been adjusted to exclude restructuring expenses. Restructuring expenses occur regularly in AGCO’s business, but vary in size and frequency. In addition, the 2018 net income and net income per share amounts provided have been adjusted for the following amounts: 1) a loss on extinguishment of debt offset by accelerated amortization of the deferred gain related to a terminated interest rate swap instrument associated with the debt, 2) deferred debt issuance costs associated with the repayment of the outstanding term loan under the Company’s former revolving credit and term loan facility, 3) a loss from a terminated interest rate swap instrument related to the outstanding term loan and 4) a tax benefit related to the finalization of enactment of the U.S. tax reform legislation. The 2017 net income and net income per share amounts provided have been adjusted for a charge to the tax provision related to the enactment of U.S. tax reform legislation, and the 2017 income from operations, net income and net income per share amounts provided have been adjusted for a non-cash expense related to waived stock compensation, reflected as a one-time charge. AGCO believes that the adjusted amounts provide management and investors useful information because the expenses that are excluded relate to events that resulted in a significant impact during the quarter or year, but will recur only in varied amounts and with unpredictable frequency. Management also uses these adjusted amounts to compare performance to budget when such impacts are significant.

AGCO also provides net sales amounts that have been adjusted to exclude the impact of currency translation and recent acquisitions.  AGCO believes that the adjusted amounts provide useful information to management and investors to better analyze the causes of changes in between periods.

AGCO’s management historically has focused on the generation of cash flow in order to reduce indebtedness and for other corporate purposes. Management uses free cash flow to assess its performance in this area. AGCO believes that free cash flow provides a meaningful measure to investors because, unlike cash flow from operations, it includes the impact of capital expenditures, and therefore, provides a more complete picture of cash generation.

The information in this Form 8-K and the Exhibit shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing of AGCO under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing.

Item 9.01.    Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release of AGCO Corporation, issued February 5, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AGCO Corporation

By:	/s/ Andrew H. Beck
Andrew H. Beck Senior Vice President and Chief Financial Officer

Dated: February 5, 2019